Exhibit 99.1

NEWS RELEASE

NABORS EXPECTS 1Q 2007 EPS TO BE $0.80 TO $0.85 PER DILUTED SHARE

Hamilton, Bermuda, March 29, 2007, Nabors Industries Ltd. (NYSE: NBR), today announced that it expects its results for the first quarter of 2007 to be lower than current analysts’ consensus estimates as a result of both operational and administrative factors. The company currently estimates first quarter earnings to be in the range of $0.80 to $0.85 per diluted share.
Gene Isenberg, Nabors’ Chairman and CEO commented, “Our reduced first quarter outlook is primarily attributable to lower than expected rig activity in our US Lower 48 Land drilling, Canadian and US Well-servicing units combined with higher costs associated with startup and moving delays in our International and US Offshore segments. These operational issues amounted to roughly seventy percent of the variance while expenses arising from the review of the Company’s options granting practices and other miscellaneous items constitute the balance.
The impact of the shortfall in operating rigs is largest in our US Lower 48 land drilling operations followed closely by our Canadian and US Land Well-servicing units. Obviously, North American gas related drilling activity has been much weaker than we previously anticipated as we now have approximately 60 idle rigs in our US Lower 48 Land drilling operation representing an increase of 36 rigs since the beginning of the quarter. This implies an average working rig count of approximately 242 rigs for the quarter. Rig renewal margins however, are proving to be relatively resilient with renewals generally inline with current average margins. This operation is also recording higher property tax expense due to a change in venue for the taxation of rigs in Texas to the county of the owners domicile as opposed to the county in which the rig is located. Proposals are being initiated in the Texas legislature to restore rig taxation to the previous methodology but any such revision would not likely take effect until 2008.
In Canada, lower activity and an early spring thaw are likely to result in an average of only 57 rigs operating in the seasonally peak first quarter versus 73 in the first quarter of last year. In our US Land Well-servicing segment rig hours are substantially below expectations largely as a result of the ice storms in Texas, Oklahoma and California that occurred earlier in the quarter. Otherwise, the outlook for this business continues to appear healthy and we anticipate opportunities for moderate rate increases in selected regions as the year progresses.
In our international business we incurred higher than anticipated costs with a number of delays in rig startups and moves as well as a higher than usual amount of rig downtime. In our US Offshore unit weather induced delays resulted in higher moving costs along with other rig startup delays.
The balance of the quarter’s reduced expectations result from the recording of expenses primarily related to the Company’s review of option granting practices, increased litigation reserves and minor asset retirements in our International and US Well-servicing units.”

The Nabors companies own and operate approximately 600 land drilling and approximately 800 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. Nabors markets 25 marine transportation and supply vessels, primarily in the U.S. Gulf of Mexico. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com.